EXHIBIT 10.1

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 14, 2015)

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

Participant Name	Efrain Rivera
Award Date	September 6, 2017
Performance Period	June 1, 2017 through May 31, 2020
Maximum Number of Restricted Shares	21,089

1. Grant of Restricted Stock.  This Performance-Based Restricted Stock Award Agreement (this “Award Agreement”), made as of September 6, 2017 (the “Date of Grant”), serves to notify you that the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 14, 2015 (the “Plan”), an award of Restricted Stock (the “Restricted Stock” or “Award”) of 21,089 shares of the Company’s $.01 par value common stock (the “Common Stock,” and the shares awarded by this Agreement, the “Restricted Stock Shares”).  The Plan is incorporated herein by reference and made a part of this Award Agreement.  You may obtain a copy of the Plan from the Office of the Corporate Secretary.  You should review the terms of this Award Agreement and the Plan carefully.  The capitalized terms used in this Award Agreement are defined in the Plan.

2. Vesting of Restricted Stock.

(a) Time Vesting Condition.  Vesting is contingent on your continued employment as an executive of the Company or one of its Affiliates through the date of the Committee’s review and certification of the 2018, 2019 and 2020 Net Income following completion of fiscal year 2020 (the “Vesting Date”).  Except as otherwise provided by Section 3, if your employment as an executive of the Company or one of its Affiliates terminates before the Vesting Date for any reason, then the Award shall be forfeited and cancelled immediately.

(b) Performance Vesting Condition.  Subject to the terms set forth in this Award Agreement and the Plan, and except as otherwise provided by Section 3, the Award will vest in full upon the Committee’s review and certification of the 2018, 2019 and 2020 Net Income following completion of fiscal year 2020, if the Net Income for each of the 2018 fiscal year, 2019 fiscal year and 2020 fiscal year equals or exceeds the $500 million for such fiscal year, respectively.  If the Restricted Stock Shares do not vest pursuant to this Section 2 (after the application of Section 3), the Restricted Stock Shares shall be forfeited.  “Net Income” for a specified period means the Net Income, as determined by the values reported in the Company’s annual audited financial statements for such period, but excluding the following:  asset write-downs or impairments; litigation or claim judgments or settlements; material changes in tax law, or other such laws or provisions affecting reported results; cumulative effect of accounting changes as defined by generally accepted accounting principles, and as identified in the Company’s audited financial statements; gains or losses from the acquisition or disposition of businesses or assets, or discontinued operations; restructuring charges; severance, contract termination and other costs related to entering or exiting certain business activities; and unusual or infrequently occurring items.

3. Effect of Certain Events.
(a) Effect of Death and Disability. In the event of your death or Disability before the Vesting Date, the Award will automatically vest in full as of the date of your death or Disability.
(c) Termination without Cause or Resignation for Good Reason.

(i) In the event of your termination without Cause or resignation for Good Reason on or before the last day of the 2018 fiscal year, then as soon as practicable following the end of the 2018 fiscal year, the Committee shall review and certify the Net Income for the 2018 fiscal year, and if the Net Income for of the 2018 fiscal year equals or exceeds $500 million, the Award will immediately vest in full upon the Committee’s review and certification of the Net Income for the 2018 fiscal year.

(ii) In the event of your termination without Cause or resignation for Good Reason after the last day of the 2018 fiscal year and before the Award has vested or been forfeited, then unless the Committee (in its sole and absolute discretion) waives the performance vesting condition for the fiscal year in which your termination occurs, as soon as practicable following the end of the fiscal year in which your termination occurs, the Committee shall review and certify the Net Income for the fiscal year in which your termination occurs, and if the Net Income for the fiscal year in which your termination occurs equals or exceeds $500 million, the Award will immediately vest in full upon the Committee’s review and certification of the Net Income for the fiscal year in which your termination occurs.

(iii) Effect of Other Termination.  Upon your termination for a reason other than death, Disability, termination without Cause or resignation for Good Reason prior to the Vesting Date, then the Award shall be forfeited and cancelled immediately.

(d) Definitions. For purposes of this Award Agreement, the following terms shall have the following meanings.
(i) “Base Salary” means your annual gross salary on the Date of Grant before any deductions, exclusions or any deferrals or contributions under any Company plan or program.
(iv) “Bonus Amount” means your annual cash incentive as established by the Committee at target for the applicable performance period. If your annual cash incentive 2 has not been established, the Bonus Amount will mean the prior year’s target annual cash incentive.
(v) “Cause” means your (1) dereliction of duty to the Company; (2) your conviction for a felony; or (3) your willful misconduct that has a substantial adverse effect on the Company.
(vi) “Good Reason” means:

(1) the Company removes you from, or fails to re-elect or appoint you to, any material duties or position with the Company that were assigned or held by you as of the Date of Grant, except that a nominal change in your title that is merely descriptive and does not affect your rank, duties, or position shall not constitute such an event;

(2) the Company assigns you any duties inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect as of the Date of Grant and materially adverse to you;

(3) the Company takes any action that results in a material diminution of your position, authority, duties or responsibilities with the Company in effect as of the Date of Grant or otherwise takes any action that materially interferes therewith;

(4) the Company reduces your Base Salary, Bonus opportunity or other elements of Total Compensation (performance-based elements being measured based on the value of the award opportunity), as in effect immediately prior to such reduction, other than a reduction that is immaterial (for this purpose, reductions aggregating $10,000 will be deemed to be material);

(5) the Company relocates your principal workplace to an area that is located outside of a radius of fifty (50) miles from the location of your principal workplace immediately prior to the Date of Grant; or

(6) the failure of any successor to the Company to assume this Award Agreement.

Upon the occurrence of an event that would constitute Good Reason, you shall notify the Company of the occurrence of such event within ninety (90) days after you obtain actual knowledge thereof.  If the Company has taken action within thirty (30) days after receipt of such notice to fully cure such event so that it would no longer constitute Good Reason, then Good Reason will be deemed to not have arisen based on the cured event.  If Good Reason arises and is not cured, the Good Reason will be deemed to exist for a period of one year after the last day of the cure period.

(vii) “Total Compensation” means your Base Salary, Bonus Amount, equity compensation and all other items of your compensation.
4. Withholding. The grant and the vesting of the Restricted Stock is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the 3 amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such grant or vesting.  The payment of such withholding taxes to the Company may be made (a) by you in cash or by check, (b) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the shares of Common Stock that would otherwise be delivered to you upon vesting of the Restricted Stock that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (c) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate.  Unless you make arrangements prior to vesting of the Restricted Stock to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting of the Restricted Stock, the Company shall have the right to retain the number of the shares of Common Stock that would otherwise be delivered to you upon vesting of the Restricted Stock that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.

5. Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct.  In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company within the geographic and substantive area or areas of responsibility assigned to the you during the last twenty-four (24) months of employment.  In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly by assisting others, solicit Company clients, prospects or referral resources; nor will you recruit or hire, or attempt to recruit or hire any other employee of the Company or its Affiliates, or induce or attempt to induce any employee of the Company to terminate employment with the Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic information important to the Company’s business solely as a result of employment with the Company, which information you hereby acknowledge and agree to be confidential (“Confidential Information”).  You agree that during and after employment, you shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company.  You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct.  These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law.

6. Repayment of Financial Gain.

(a) If you fail to comply with Section 5 of this Award Agreement, the Company may cancel this Award, and recover from you,  the total number or Vesting Date value of the number of vested Restricted Stock Shares during the twenty-four (24) month period preceding your breach of any covenant in Section 5 of this Award Agreement.  The total number or Vesting Date value of the number of vested Restricted Stock Shares shall not be reduced for the payment of applicable taxes or other amounts.

(e) If you fail to comply with Section 5 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 12(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company.  The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.

7. Transfer of Award.  The Restricted Stock, and the right to vote the Restricted Stock Shares, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the vesting of the Restricted Stock Shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution.  After the Vesting Date, the vested Restricted Stock Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

8. Rights as a Stockholder.    Except as otherwise provided by this Section 8, you will have the rights of a stockholder with respect to the Restricted Stock Shares, including, but not limited to, the right to vote (in person or by proxy) such Restricted Stock Shares at any meeting of stockholders of the Company.  Notwithstanding the foregoing, no dividends will be paid on any unvested Restricted Stock Shares.

9. Limitation of Rights. Neither the Plan, the granting of the Award nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.

10. Rights of Company and Affiliates.  This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

11. Plan Controls.  The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan.  In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.

12. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.

13. Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.  All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.

14. Section 409A.  The Restricted Stock is intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Award Agreement shall be administered and interpreted consistent with such intention.  The Company’s right to offset pursuant to Section 6(b) is limited to the extent that and until the application of an offset at a given time would not result in a violation of Section 409A.

15. Dodd-Frank Clawback.  Notwithstanding any provision of this Award Agreement to the contrary, this Award is subject to clawback under any policy adopted by the Company implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto, as described in the Plan.

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